Exhibit 10.15

CRITEO
EXECUTIVE BONUS PLAN

1.	Purposes; Interpretation.

The purposes of the Criteo Executive Bonus Plan are to reinforce corporate, organizational and business-development goals, to promote the achievement of year-to-year financial and other business objectives and to reward the performance of executive officers of the Company and its subsidiaries selected for participation in the Plan in fulfilling their professional responsibilities. The Criteo Executive Bonus Plan as set forth herein is also intended to document the Executive Bonus Plan with respect to the 2015 fiscal year as approved by the Board (defined below) on March 19, 2015.

2.	Definitions.

The following terms, as used herein, shall have the following meanings:
(a)“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(b)“Award” means a cash incentive compensation award, granted pursuant to the Plan, that is contingent upon the attainment of one or more performance goals with respect to a Performance Period.
(c)“Base Salary” means a Participant’s annual base salary or wages, excluding any type of bonus payment (including without limitation any signing bonus or retention bonus, incentive bonus, vacation bonus or holiday bonus), employee benefits, perquisites and overtime.
(d)“Board” means the Board of Directors of the Company.
(e) “Code” means the Internal Revenue Code of 1986, as amended.
(f)“Committee” means the Compensation Committee of the Board.
(g)“Company” means Criteo S.A.
(h)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(i) “Participant” means an executive officer or member of executive management of the Company or any Subsidiary who is, pursuant to Section 4 of the Plan, selected to participate herein.
(j)“Performance Period” means, unless the Board determines otherwise, a period of no longer than 12 months (typically, the applicable fiscal year).
(k)“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(l)“Plan” means the Criteo Executive Bonus Plan, as amended from time to time.
(m) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
(n) “Wholly Owned Subsidiary” means, at any time, a Subsidiary all the voting stock of which (except directors’ qualifying shares and other de minimis amounts of shares required to be issued to third parties pursuant to local law requirements) is at such time owned, directly or indirectly, by the Company and its other wholly owned subsidiaries.

3.	Administration.

(a)The Plan shall be administered by the Board. To the extent permitted by applicable law, the Board may appoint and delegate to another person, the Committee or another committee any or all of the responsibilities of the Board regarding the Plan. Without limitation, the Board shall have the sole power and authority, consistent with the express terms of the Plan:

(i)	to select those employees of the Company or a Subsidiary who shall be Participants;

(ii)	to determine all of the terms and conditions of Awards (which need not be identical for each Participant or any Award);

(iii)	to make adjustments in the terms and conditions applicable to Awards;

(iv)	to waive, in whole or in part, the conditions (including, without limitation, performance conditions) relating to an Award at any time;

(v)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vi)	to construe and interpret the terms and provisions of the Plan and any Award in its sole discretion; and

(vii)	to make all other determinations deemed necessary or advisable for the administration of the Plan;

(b)All decisions made by the Board pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.	Eligibility.

Awards may be granted to executive officers and members of executive management of the Company and its Subsidiaries, as determined by the Board. In deter-mining the persons to whom Awards shall be granted and the performance goals relating to each Award, the Board shall take into account such factors as the Board shall deem relevant in connection with accomplishing the purposes of the Plan. For the Company’s 2015 fiscal year, eligible executive officers are the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Technology Officer.

5.	Terms of Awards.

(a)Determination of Performance Goals; Notification. With respect to each Performance Period, the Board shall specify the performance goals applicable to each Award and, if applicable, the threshold, target and maximum levels of performance applicable to each performance goal. The performance goals that may be selected by the Board in its discretion include but are not limited to: revenue excluding traffic acquisition costs; adjusted earnings before interest, taxes, depreciation and amortization; cash flow from operating activities; stock price; completion of identified special project(s); client development and retention; and other functional or qualitative goals. Performance goals need not be the same for each Participant or group of Participants, and may differ based on location, pay grade, and such other factors as the Board considers relevant. Awards for any Performance Period may be expressed as a dollar amount (or its equivalent in another currency) or as a percentage of the Participant’s Base Salary. Participants will be notified of their Awards with respect to each Performance Period. Such notification will include the performance goals with respect to the Award, the weight to be given to each such performance goal and, as applicable, the threshold, target and maximum levels of performance applicable to such performance goals.
(b)Determination of Performance/Adjustment of Awards. Following the end of the Performance Period, the Board shall determine the extent to which the performance goals have been reached. The Board shall have the discretion to determine the extent to which an Award shall be adjusted based on a Participant’s individual performance or such other factors as it may, in its discretion, deem relevant. Without limiting the generality of the foregoing, a Participant’s Award may be adjusted downward to zero by the Board for the Participant’s poor individual performance.
(c)Time and Form of Payment. All payments in respect of Awards granted under the Plan shall be made in cash; provided, however, that, unless otherwise determined by the Board, in order to receive payment in respect of an Award, a Participant must be employed by the Company or one of its Affiliates on the date payment with respect to the Award is made.
(d)Deferral of Payment. The Board shall have the authority to establish such procedures and programs that it deems appropriate to provide Participants with the ability to defer receipt of cash payable with respect to Awards granted under the Plan. If such a deferral procedure or program is adopted, the terms of such procedure or program shall be set forth in writing prior to its adoption and shall comply with Section 409A of the Code.

6.	Termination of Employment.

Except as provided in this Section 7, in the event that a participant’s employment with the Company and its Subsidiaries is terminated during a Performance Period, such Participant shall not be entitled to any portion of such Participant’s Award with respect to such Performance Period. Notwithstanding the foregoing, in the event that a Participant’s employment with the Company and its Subsidiaries is terminated during a Performance Period by reason of the Participant’s death or disability, or because the Participant has retired, the Board shall have discretion to determine whether Participant or his or her beneficiary, as applicable, is entitled to receive the Award, or a portion thereof.

7.	General Provisions.

(a)Compliance With Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award, shall be subject to all applicable laws, rules and regulations and to required approvals by any regulatory or governmental agency of France, the United States or any other applicable jurisdiction.
(b)Clawback Policy. Any Award made pursuant to this Plan shall be subject to any applicable clawback policy of the Company, as adopted from the Company from time to time.
(c)Nontransferability. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.
(d)Participant Rights. No employee of the Company or any Subsidiary or any other person shall have any claim to be granted any Award under the Plan. There is no obligation for uniformity of treatment among Participants. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or under such Award or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment. The granting of one Award to an eligible employee shall not entitle such individual to any additional grants of Awards thereafter.
(e)Beneficiary. Subject to applicable law, a Participant may file with the Board a written designation of a beneficiary on such form as may be prescribed by the Board and may, from time to time, amend or revoke such designation. Subject to applicable law, if no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.
(f)Withholding Taxes. The Company or the relevant Subsidiary shall have the right to withhold the amount of any taxes that the Company or such Subsidiary may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.
(g)Tax Consequences. The Company makes no representation to the Participant as to the tax status of the Plan. Each Participant is strongly advised to seek appropriate professional advice as to how the tax or other laws apply to his or her specific situation.
(h)Section 409A. The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award Agreement until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six months following such separation from service (or death, if earlier).
(i)Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment or termination of the Plan shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under the Plan.
(j)Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

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